FIRST AMENDMENT To EMPLOYMENT AGREEMENT

This First Amendment (the "Amendment") to the Employment Agreement dated May 1, 2009 (the "Agreement"), by and between the Company, as hereinafter defined, and William T. Whamond ("Whamond" or "Executive"), is made and entered into as of April 19, 2010 ("Amendment Effective Date"). As used herein, the "Company" shall mean HCC Insurance Holdings, Inc., a Delaware corporation, or such other HCC entity as is designated by the Chief Executive Officer of HCC, for which Executive devotes from time to time the substantial portion of his efforts. The Company shall sometimes be referred to herein as "HCC." The Company and Executive are collectively referred to in this Amendment as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, on May 1, 2009, the Parties entered into the Agreement, which set forth, among other things, certain provisions regarding payments upon termination from employment, as referenced in Agreement Section 4;

WHEREAS, the Parties have agreed to amend the Agreement to clarify the payments due to Executive after termination of employment;

NOW, THEREFORE, in consideration of the foregoing, the Parties agree to amend the Agreement, as follows:

AGREEMENTS

    Effective as of the Amendment Effective Date, the Parties hereby amend Agreement Section 4(b)(2) by replacing it with the following:

    "An amount equal to Executive's Base Salary in lieu of any bonus payment that would have been earned for the year in which the Termination Date occurs, payable in a lump sum discounted at the rate of return on 90-day Treasury bills in existence on the Termination Date to take into consideration the lump sum early payment within ninety (90) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date;"

    Effective as of the Amendment Effective Date, the Parties hereby amend Agreement Section 4(f)(2) by replacing it with the following:

"An amount equal to Executive's Base Salary in lieu of any bonus payment that would have been earned for the year in which the Termination Date occurs, payable in a lump sum discounted at the rate of return on 90-day Treasury bills in existence on the Termination Date to take into consideration the lump sum early payment within ninety (90) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date;"

3.      Except as expressly set forth above, all other terms and conditions of the Agreement between the Parties shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment in multiple copies, effective as of the date first written above.
EXECUTIVE: /s/ William T. Whamond William T. Whamond Date: April 19, 2010	COMPANY: HCC Insurance Holdings, Inc. By: /s/ John N. Molbeck, Jr. John N. Molbeck, Jr. President & Chief Executive Officer Date: April 19, 2010